Exhibit 10.4

FIRST AMENDMENT
TO SHAREHOLDER IRREVOCABLE UNDERTAKING

This FIRST AMENDMENT TO SHAREHOLDER IRREVOCABLE UNDERTAKING (this “Amendment”) is effective as of December 14, 2005, by and between Lawson Software, Inc., a Delaware corporation (“Lawson”) and the undersigned Shareholder (“Shareholder”) of Intentia International AB (publ), a company organized under the laws of Sweden, (“Intentia”).  All capitalized terms used but not defined in the Amendment have the meaning assigned to them in the Shareholder Irrevocable Undertaking (the “Shareholder Irrevocable Undertaking”), dated June 2, 2005, by and among Lawson and Shareholder.

RECITALS

WHEREAS, Lawson and Shareholder have previously entered into the Shareholder Irrevocable Undertaking which sets forth, among other matters, the terms and conditions under which Shareholder will vote in favor of the proposed business combination Intentia with Lawson;

WHEREAS, Intentia, Lawson, Lawson Holdings, Inc., a Delaware corporation and Lawson Acquisition, Inc., a Delaware corporation, have entered into a Transaction Agreement, dated June 2, 2005 (the “Transaction Agreement”) and a first amendment to the Transaction Agreement, effective as of December 14, 2005 (the “Transaction Agreement Amendment”); and

WHEREAS, each of Lawson and Shareholder desires that certain terms of the Shareholder Irrevocable Undertaking be amended, as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein and in the Shareholder Irrevocable Undertaking, the parties hereto agree as follows:

1.             All references in the Shareholder Irrevocable Undertaking and in this Amendment shall be understood to refer to the Transaction Agreement as amended by the Transaction Agreement Amendment or by any subsequent amendment to the Transaction Agreement.

2.             Section 2 of the Shareholder Irrevocable Undertaking is amended and restated in its entirety as follows:

“2.  Restriction on Transfer, Proxies and Non-Interference.       Except as expressly contemplated by this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Shareholder shall not, directly or indirectly, (i) cause or permit the Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, (ii) grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Shares in contravention of the obligations of Shareholder under this Agreement, (iii) request that Intentia register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect, or have the effect of preventing or disabling Shareholder from performing any of Shareholder’s obligations under this Agreement.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (A) Shareholder may sell Shares for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of Intentia options or warrants, provided that such exercise occurs after the termination of the restrictions described in Section 3(iii) below and (B) in the event of the termination of the Transaction Agreement, Shareholder may sell Shares at any time during the period commencing on the date of such termination and ending on the Expiration Date in an aggregate amount (including for these purposes any amounts sold pursuant to the immediately preceding clause (A)) of up to 25% of the Shares.”

3.             Section 3 of the Shareholder Irrevocable Undertaking is amended and restated in its entirety as follows:

“3.  Undertaking.  Shareholder hereby undertakes to (i) accept the Offer in respect of the Shares, including all Warrants, and tender such Shares, including all Warrants, within 15 business days from the date on which the acceptance period under the Offer commences and not withdraw such acceptance once tendered; (ii) vote against any proposal made in opposition to, or in competition with, consummation of the Offer, including any Acquisition Proposal, at any meetings of the shareholders of Intentia at which any such proposal is considered; and (iii) not exercise any option, warrant or other right to acquire Shares held by it, including, without limitation, the Warrants until the earlier to occur of (A) the termination of the Offer by Lawson in accordance with the terms and conditions set forth in the Press Announcement, or (B) termination of the Transaction Agreement.”

4.             Shareholder hereby represents and warrants to Lawson that, since June 2, 2005, it has not exercised any option, warrant or other right to acquire Shares, including, without limitation, the Warrants.

5.             This Amendment shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws (except to the extent that applicable laws governing the corporate organization of Intentia mandate the application of the laws of the jurisdiction of organization of such party).  Each party irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Amendment.

6.             Except as expressly amended hereby, the parties to this Amendment intend for the Shareholder Irrevocable Undertaking to remain in full force and effect and to be legally bound by the Shareholder Irrevocable Undertaking as amended by this Amendment.

IN WITNESS WHEREOF, the undersigned have executed, or caused this First Amendment to Shareholder Irrevocable Undertaking to be executed by a duly authorized officer, as of the date first written above.

LAWSON SOFTWARE, INC.

By:
Name: Bruce B. McPheeters
Title: Secretary

SHAREHOLDER:

Signature:
Name:
Address:
Facsimile No.:

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